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ANADYS PHARMACEUTICALS REPORTS THIRD QUARTER
2011 FINANCIAL RESULTS AND HIGHLIGHTS

San Diego, November 7, 2011 – Anadys Pharmaceuticals, Inc. (Nasdaq: ANDS), a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C, today reported its program highlights and financial results for the third quarter ended September 30, 2011.

Acquisition by Roche in Progress

•	On October 17, 2011, Anadys announced that it had entered into a definitive merger agreement to be acquired by Roche (SIX: RO, ROG; OTCQX: RHHBY). Under the terms of the merger agreement, Roche has commenced an all cash tender offer for all outstanding shares of common stock of Anadys at USD 3.70 per share. The tender offer is expected to close within the fourth quarter of 2011.

“With Roche’s considerable capabilities and experience in HCV, we believe the acquisition of Anadys by Roche provides the best chance for our development-stage agents to reach patients,” said Steve Worland, Ph.D, President and CEO of Anadys. “We look forward to an expeditious close and the continuing advancement of our agents within the Roche portfolio.”

Recent Setrobuvir Program Highlights

•	On October 13, 2011, Anadys released positive interim antiviral response and safety data from an ongoing Phase IIb study of setrobuvir in combination with pegylated interferon and ribavirin (P/R) in genotype 1 hepatitis C patients. Through 12 weeks in the treatment-naïve and prior partial responders/ relapsers groups, setrobuvir plus P/R demonstrated strong antiviral response and the incidence of viral breakthrough rate was low. Response in the partial responders/ relapsers group was comparable to response in the treatment-naïve group. Through a median dosing duration of 19 weeks, setrobuvir was generally well tolerated and demonstrated a favorable safety profile with adverse events comparable to the control group.

•	Setrobuvir was selected by independent experts at Windhover Information and Herndon Company as one of Windhover’s Top 10 Most Interesting Infectious Disease Projects to Watch. As a selected company, Anadys will present at Windhover’s 6th Annual Therapeutic Area Partnerships conference November 30-December 2, 2011 in Boston, MA.

Financial Results and Highlights

As of September 30, 2011, Anadys’ cash, cash equivalents and securities available-for-sale totaled $19.2 million compared to $38.0 million as of December 31, 2010.  The decrease in cash, cash equivalents and securities available-for-sale is the result of cash utilization to fund operations during the first nine months of 2011. Cash utilization during the third quarter totaled $6.6 million.

Total operating expenses were $9.7 million for the third quarter of 2011, compared to $4.0 million for the third quarter of 2010.  Included as a component of Anadys’ operating expenses were non-cash, share-based expense of $0.4 million and $0.5 million for the third quarter of 2011 and 2010, respectively.

Research and development expenses were $8.0 million for the third quarter of 2011, compared to $2.5 million for the third quarter of 2010.  The $5.5 million increase was primarily attributable to a $5.0 million increase in setrobuvir development costs and, to a lesser extent, $0.6 million increase in ANA773 development costs.

General and administrative expenses were $1.7 million for the third quarter of 2011, compared to $1.5 million for the third quarter of 2010. This increase can be primarily attributed to higher legal costs incurred in connection with the Company’s pending merger with Roche.

The net loss was $9.1 million for the third quarter of 2011, compared to a net loss of $4.7 million for the third quarter of 2010.  Included as a component of net loss were a non-cash gain of $0.5 million and a non-cash loss of $0.8 million for the third quarter of 2011 and 2010, respectively, resulting from a decrease (increase) in the liability associated with our common stock warrants. The fluctuation in our liability associated with our common stock warrants is directly attributable to the fluctuation in our stock price during those periods. The warrants were issued in connection with a “registered direct” offering in June 2009.  Basic and diluted net loss per common share was $0.16 in the third quarter of 2011, compared to $0.11 in the third quarter of 2010.  Non-cash share-based expense resulted in a $0.01 increase in basic and diluted net loss per share for the third quarter of 2011 and 2010.

For the nine months ended September 30, 2011, Anadys reported a net loss of $23.2 million, compared to $13.9 million for the same period last year.  Basic and diluted net loss per common share were $0.41 for the nine months ended September 30, 2011 compared to $0.35 for the same period last year.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating expenses
Research and development	$7,991	$2,488	$19,999	$9,273
General and administrative	1,670	1,510	4,739	4,752

Total operating expenses (1)	9,661	3,998	24,738	14,025
Interest income and other, net	26	22	106	115
Gain (loss) from valuation of common stock warrant	497	(767)	1,421	(13)
liability

Total other income (expense), net	523	(745)	1,527	102
Net loss (1)	$(9,138)	$(4,743)	$(23,211)	$(13,923)

Net loss per share, basic and diluted (1)	$(0.16)	$(0.11)	$(0.41)	$(0.35)

Share used in calculating net loss per share,
basic and diluted	57,176	43,214	57,159	39,970

(1) Includes non-cash share-based expenses of $433 and $495 or approximately $0.01 and $0.01 effect on basic and diluted net loss per common share for the three months ended September 30, 2011 and 2010, respectively. Research and development expense and general and administrative expense includes $234 and $199, respectively, of non-cash share-based expenses for the three months ended September 30, 2011. Research and development expense and general and administrative expense includes $206 and $289, respectively, of non-cash share-based expenses for the three months ended September 30, 2010. Includes non-cash share-based expenses of $1,290 and $1,457 or approximately $0.02 and $0.04 effect on basic and diluted net loss per common share for the nine months ended September 30, 2011 and 2010, respectively. Research and development expense and general and administrative expense includes $606 and $684, respectively, of non-cash share-based expenses for the nine months ended September 30, 2011. Research and development expense and general and administrative expense includes $643 and $814, respectively, of non-cash share-based expenses for the nine months ended September 30, 2010.

Anadys Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
	September 30,	December 31,
	2011	2010
	(Unaudited)	(Audited)
Assets
Cash, cash equivalents and securities	$19,164	$37,984
available-for-sale
Other current assets	902	1,319
Noncurrent assets	107	234

Total assets	$20,173	$39,537

Liabilities and Stockholders’ Equity
Current liabilities	$6,912	$2,970
Common stock warrant liability	460	1,881
Other long-term liabilities	1	13
Stockholders’ equity	12,800	34,673

Total liabilities and stockholders’ equity	$20,173	$39,537

About Anadys

Anadys Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to improving patient care by developing novel medicines for the treatment of hepatitis C. The Company believes hepatitis C represents a large unmet medical need in which meaningful improvements in treatment outcomes may be attainable with the introduction of new medicines. Anadys is conducting a Phase IIb study of setrobuvir (ANA598), the Company’s DAA, added to current standard of care for the treatment of hepatitis C. The Company is also developing ANA773, the Company’s oral, small-molecule inducer of endogenous interferons that acts via the Toll like receptor 7, or TLR7, pathway in hepatitis C.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER DESCRIBED IN THIS PRESS RELEASE HAS COMMENCED, BUT THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF ANADYS COMMON STOCK. THE TENDER OFFER IS BEING MADE PURSUANT TO A TENDER OFFER STATEMENT ON SCHEDULE TO AND RELATED MATERIALS. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND RELATED MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE TENDER OFFER STATEMENT AND RELATED MATERIALS, INCLUDING AN OFFER TO PURCHASE AND LETTER OF TRANSMITTAL, HAVE BEEN FILED BY ROCHE WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC), AND THE SOLICITATION/RECOMMENDATION STATEMENT HAS BEEN FILED BY ANADYS WITH THE SEC. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE STATEMENTS AND OTHER DOCUMENTS FILED BY ROCHE AND ANADYS WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND THE TENDER OFFER STATEMENT AND RELATED MATERIALS BY CONTACTING MACKENZIE PARTNERS, INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT (800) 322-2885.

Safe Harbor for Forward-Looking Statements

Statements in this press release that relate to future results and events are forward-looking statements based on Anadys’ current expectations regarding the tender offer and transactions contemplated by the merger agreement. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors. There can be no assurances that a transaction will be consummated at all or on a timely basis. Other risks, uncertainties and assumptions include the risk that Anadys may not satisfy one or more closing conditions, including because a material adverse event outside the control of Anadys occurs; that the merger agreement may be terminated; and other risks that are described in Anadys’ most recent Form 10-Q filed with the Securities and Exchange Commission. Anadys undertakes no obligation to update these forward-looking statements except to the extent otherwise required by law.

Investor Contact:	Media Contact:
Amy Conrad	Ian Stone or David Schull
Anadys Pharmaceuticals, Inc.	Russo Partners, LLC
(858) 530-3607	(619) 308-6541
aconrad@anadyspharma.com	ian.stone@russopartnersllc.com
david.schull@russopartnersllc.com